EXHIBIT 99.1

QLT PRESIDENT AND CEO PAUL HASTINGS STEPS DOWN

Robert Butchofsky named Acting CEO

For Immediate Release	September 26, 2005

VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) The Board of Directors of QLT today announced that Paul J. Hastings has stepped down as president and chief executive officer, effective immediately. Robert L. Butchofsky, QLT’s senior vice president marketing and sales, has been named acting chief executive officer.

“Paul made many significant contributions to QLT. We thank Paul for his leadership and drive over the past four years. QLT has made much progress under his direction, and we are well positioned to be able to move the company forward,” said Duff Scott, QLT’s Chairman of the Board. The Board and Mr. Hastings agreed mutually that he would resign as CEO and as a member of the Board.

“While there were some differences with the Board regarding the vision of the company, I continue to strongly believe in the people, products and projects of QLT and I am honored to have been part of it,” said Paul Hastings.

Speaking on behalf of the Board, Chairman Duff Scott said, “Bob played a key role in the evolution of Visudyne®. He is a team player with a proven track record of leadership and is intimately familiar with our company’s markets, products and management.”

Mr.     Butchofsky said, “I am enthusiastic about this challenge because I believe QLT has great potential with all the resources it needs to succeed. I intend to work with the rest of the management team and the Board to focus on leveraging these valuable assets to strive to improve performance and deliver strong, consistent results for our shareholders.”

Since joining QLT in 1998, Mr. Butchofsky has played an integral role in the successful launch and commercialization of QLT’s lead drug, Visudyne. He was appointed vice president, marketing and sales planning in September 2001. In total, Mr. Butchofsky brings 18 years of related experience, including 15 years in sales and marketing of specialty products in ophthalmology, dermatology, neurology and other medical specialties to this role. Previously with Allergan for eight years; Mr. Butchofsky built an extensive background with ocular products and Botox® including sales, health economics, worldwide medical marketing and product management.

Prior to Allergan, Mr. Butchofsky spent several years managing clinical trials at the Institute for Biological Research and Development. He holds a Bachelor of Arts degree in Biology from the University of Texas and a Masters of Business Administration from Pepperdine University.

The Board will begin a search for the permanent chief executive officer, and Mr. Butchofsky will be a candidate for the position.

The company will hold an analyst conference call today at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-525-6384 (North America) or 780-409-1668 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-374-1796 (North America) or 402-220-0876 (International), access code 9926606.

About QLT Inc.

QLT Inc. is a global biopharmaceutical company specializing in developing treatments for cancer, eye diseases and dermatological and urological conditions. We have combined our expertise in the discovery, development, commercialization and manufacture of innovative drug therapies with our unique technology platforms to create highly successful products such as Visudyne and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes or Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne is a registered trademark of Novartis AG.
Eligard is a registeredtrademark
of Sanofi-aventis.

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the statements as to goals relating to future corporate performance and results. These forward-looking statements are only predictions and actual events or results may differ materially. Factors that could cause actual events or results to differ materially include those risk factors which are described in detail in QLT’s Annual Information Form on Form 10K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.